As filed with the Securities and Exchange Commission on December 4, 1997 Registration No. 333-________

===========================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                             ----------------
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                                ----------
                    VETERINARY CENTERS OF AMERICA, INC.
          (Exact Name of Registrant as Specified in Its Charter)
           DELAWARE                                      95-4097995
(State or Other Jurisdiction of                       (I.R.S. Employer
Incorporation or Organization)                       Identification No.)

                  3420 OCEAN PARK BOULEVARD, SUITE 1000,
               SANTA MONICA, CALIFORNIA 90405 (310) 392-9599
 (Address, Including Zip Code, and Telephone Number, Including Area Code,
               of Registrant's Principal Executive Offices)
                          ----------------------
                               TOMAS FULLER
                    VETERINARY CENTERS OF AMERICA, INC.
                  3420 OCEAN PARK BOULEVARD, SUITE 1000
                      SANTA MONICA, CALIFORNIA 90405
                              (310) 392-9599

         (Name, Address, Including Zip Code, and Telephone Number,
                Including Area Code, of Agent For Service)
                          ----------------------
                                Copies to:

                      C.N. FRANKLIN REDDICK III, ESQ.
                   TROOP MEISINGER STEUBER & PASICH, LLP
                         10940 WILSHIRE BOULEVARD
                       LOS ANGELES, CALIFORNIA 90024
                              (310) 824-7000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
      If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
[  ]
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE
==============================================================================================
                                      Proposed Maximum    Proposed Maximum
    Title Of Shares    Amount To Be    Aggregate Price       Aggregate          Amount Of
   To Be Registered     Registered       Per Unit(1)      Offering Price(1)   Registration Fee
----------------------------------------------------------------------------------------------
     Common Stock        192,580           $12.375          $2,383,178            $704.00
==============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of Registrant's Common Stock reported on the Nasdaq Stock Market's National Market on December 2, 1997.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     VETERINARY CENTERS OF AMERICA, INC.
                             CROSS-REFERENCE SHEET

FORM S-3 ITEM                                         SECTION IN PROSPECTUS
-------------                                         ---------------------

1.   Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus . . . . . . . . .       Facing Page; this
                                                      Cross-reference
                                                      Sheet; Outside Front
                                                      Cover Page of
                                                      Prospectus

2.   Inside Front and Outside Back
     Cover Pages of Prospectus . . . . . . . . .      Inside Front and
                                                      Outside Back Cover
                                                      Pages of Prospectus;
                                                      Incorporation of
                                                      Certain Documents by
                                                      Reference; Available
                                                      Information

3.   Summary Information, Risk
     Factors and Ratio of Earnings
     to Fixed Charges . . . . . . . . . . . . .       Prospectus Summary;
                                                      Risk Factors;
                                                      Incorporation of
                                                      Certain Documents by
                                                      Reference

4.   Use of Proceeds . . . . . . . . . . . . . .      Use of Proceeds

5.   Determination of Offering Price . . . . . .              *

6.   Dilution. . . . . . . . . . . . . . . . . .              *

7.   Selling Security Holders. . . . . . . . . .      Selling Stockholders
                                                      and Plan of Distri-
                                                      bution

8.   Plan of Distribution. . . . . . . . . . . .      Outside Front and
                                                      Outside Back Cover
                                                      Pages of Prospectus;
                                                      Selling Stockholders
                                                      and Plan of Distri-
                                                      bution

9.   Description of Securities to be
     Registered. . . . . . . . . . . . . . . . .              *

10.  Interests of Named Experts and Counsel. . .              *

11.  Material Changes. . . . . . . . . . . . . .              *

12.  Incorporation of Certain Information
     by Reference. . . . . . . . . . . . . . . .      Incorporation of
                                                      Certain Documents by
                                                      Reference

13.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities . . . . . . . . . . . . . . . .      Undertakings

14.  Other Expenses of Issuance and
     Distribution. . . . . . . . . . . . . . . .      Other Expenses of
                                                      Issuance and
                                                      Distribution

15.  Indemnification of Directors and
     Officers. . . . . . . . . . . . . . . . . .      Indemnification of
                                                      Directors and
                                                      Officers

16.  Exhibits. . . . . . . . . . . . . . . . . .      Exhibits

17.  Undertakings. . . . . . . . . . . . . . . .      Undertakings
     (a)  Rule 415 Offering. . . . . . . . . . .      Undertakings
     (b)  Filing Incorporating Subsequent
          Exchange Act Documents by
          Reference. . . . . . . . . . . . . . .      Undertakings
     (h)  Request For Acceleration of
          Effective Date . . . . . . . . . . . .      Undertakings

------------------
*Omitted because the item is negative or inapplicable.

            Subject to Completion, Dated _______________, 1997

                                PROSPECTUS

                    VETERINARY CENTERS OF AMERICA, INC.
                      192,580 SHARES OF COMMON STOCK
                       (par value $0.001 per share)

                  --------------------------------------

     This prospectus (this "Prospectus") relates to the sale of an aggregate of 192,580 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock") of Veterinary Centers of America, Inc. (the "Company" or "VCA") offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Common Stock offered by the Selling Stockholders was acquired by the Selling Stockholders as follows:
(i) 75,861 shares of Common Stock (the "Texas Shares") were acquired as partial consideration in connection with an acquisition by the Company and
(ii) 116,719 shares of Common Stock (the "Pets' Rx Shares") are the underlying shares of Common Stock for the Company Purchase Rights (as defined in that certain Agreement and Plan of Reorganization dated February 27, 1996, as amended (the "Merger Agreement"), by and among the Company, PRI Merger Company and Pets' Rx, Inc.). See "Selling Stockholders and Plan of Distribution." The Selling Stockholders may from time to time sell all or a portion of the Common Stock which may be offered by them under this Prospectus in routine brokerage transactions in the over-the-counter market, at prices and terms prevailing at the time of sale. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may pay customary brokerage fees, commissions and expenses. The Company will pay all other expenses of the offering. The Selling Stockholders and the brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act.

     The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereby.

     The Common Stock is quoted on the Nasdaq Stock Market's National Market ("Nasdaq National Market") under the symbol "VCAI." On December 2, 1997, the closing price of the Common Stock on the Nasdaq National Market was $12.63.

     THESE SHARES OF COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



     SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREOF FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                              ---------------

             The date of this Prospectus is ___________, 1997

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or its managers. This Prospectus does not relate to any securities other than those described herein or constitute an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                           AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, and the exhibits and schedules thereto which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

     VCA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the Nasdaq National Market and the Company's reports, proxy or information statements, and other information filed with the Nasdaq National Market may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference into this Prospectus:

     (1) Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended by Form 10-K/A Amendment No. 1);

     (2) Registrant's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     (3)  Registrant's Reports on Form 8-K, filed on July 8, 1996,
January 22, 1997, February 18, 1997, February 27, 1997 and April 30, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to Tomas Fuller, Chief Financial Officer, Veterinary Centers of America, Inc. 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405. Telephone inquiries may be directed to Veterinary Centers of America, Inc., at (310) 392-9599.

                                  SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION CONTAINED HEREIN AND IN THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" AND "VCA" REFER TO VETERINARY CENTERS OF AMERICA, INC. AND ITS CONSOLIDATED SUBSIDIARIES. THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS CONTAIN FORWARD LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER FROM THOSE DISCUSSED IN SUCH FORWARD LOOKING STATEMENTS FOR THE REASONS, AMONG OTHERS, DISCUSSED IN "RISK FACTORS."

                                THE COMPANY

     Veterinary Centers of America. Inc. ("VCA" or the "Company") was founded in 1986 and is a leading companion animal health care company. The Company has established a premier position in the animal hospital and veterinary diagnostic laboratory segments and has an interest in a joint venture in the premium pet food segment. The Company operates the largest network of free-standing, full-service animal hospitals in the country. As a leader in the industry, the Company employs more veterinarians than any single private-sector employer. The Company's network includes privately owned teaching hospitals which provide clinical training for recent veterinary school graduates. In addition, the Company operates the largest network of veterinary-exclusive laboratories in the nation. The Company also supports and sells through its network of animal hospitals both a life-stage and a therapeutic line of premium pet foods through Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company.

     The Company operates in three market segments which had total domestic revenues in 1994 of approximately $10.0 billion, composed of approximately $8.2 billion for veterinary care (animal hospitals and veterinary diagnostic laboratories) and $1.8 billion for premium pet food. The animal hospital industry is highly fragmented with approximately 115 million dogs and cats in the United States being cared for by an estimated 55,000 veterinarians practicing at 16,000 animal hospitals. These animal hospitals are primarily single site, sole practitioner facilities. The Company believes that its larger size and multi-site network offer advantages to the veterinary professional and consumer alike. The Company's size and breadth of operations enable it to leverage corporate overhead, centralize administrative functions, realize economies of scale in purchasing and other administrative functions, enhance veterinary medical care through specialists and state of the art equipment and technology and free the veterinary professional from administrative tasks, thereby allowing the veterinarian greater time to practice veterinary medicine.

     The Company's animal hospitals offer a full range of general veterinary medical and veterinary surgical services and also perform specialty services such as orthopedics for small animals, including dogs, cats, birds and other household pets. In addition to treating disease and injury, the Company's animal hospitals emphasize pet wellness and offer programs to encourage routine vaccinations, health examinations, spaying and neutering and dental care. The Company's veterinary diagnostic laboratories offer a full range of diagnostic and reference tests. Laboratory tests are used by veterinarians to diagnose, monitor and treat diseases through the detection of substances in blood, urine or tissue samples and other specimens. The Company does not conduct experiments on animals and is not engaged in animal research. Vet's Choice markets a line of life-stage and therapeutic premium pet foods under the brand names, SELECT BALANCE and SELECT CARE, respectively.

     The Company's business strategy focuses on (i) expanding its animal hospital and veterinary diagnostic laboratory businesses through acquisitions and internal growth, (ii) achieving cost savings by consolidating operations and realizing economies of scale in purchasing and administrative support functions and the implementation of the Company's standard management programs, (iii) taking advantage of its unique opportunity to deliver its products and services through multiple channels to its customers, who are primarily veterinarians and pet owners, and (iv) capitalizing on its leadership position within the companion animal health care industry to expand into other products and services for veterinarians and pet owners.

                               RISK FACTORS

     THIS PROSPECTUS CONTAINS STATEMENTS THAT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 21E OF THE EXCHANGE ACT AND
SECTION 27A OF THE SECURITIES ACT. THE WORDS "EXPECT", "ESTIMATE", "ANTICIPATE", "PREDICT", "BELIEVE" AND SIMILAR EXPRESSIONS AND VARIATIONS THEREOF ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS FILING AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY, OR ITS DIRECTORS OR OFFICERS WITH RESPECT TO, AMONG OTHER THINGS
(A) TRENDS AFFECTING THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY, AND (B) THE BUSINESS AND GROWTH STRATEGIES OF THE COMPANY. READERS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THIS PROSPECTUS, FOR THE REASONS, AMONG OTHERS, SET FORTH BELOW.

ANTICIPATED EFFECTS OF ACQUISITIONS

     VCA acquired Pets' Rx, Inc. ("Pet's Rx") and The Pet Practice, Inc. ("Pet Practice") in 1996 with the expectation that the transactions will result in beneficial synergies for the combined business. These synergies include the potential to realize improved operating margins at animal hospitals through a strategy of centralizing various corporate and administrative functions and leveraging fixed costs while providing customers with improved services.

     Achieving these anticipated benefits depends in part on the efficient, effective and timely integration of the operations of Pets' Rx and Pet Practice with those of the Company. The combination of these businesses requires, among other things, integration of the companies' management staffs, coordination of the companies' sales and marketing efforts, integration and coordination of the companies' development teams and the identification and elimination of redundant overhead and poor-performing hospitals. These tasks are substantially complete as of the date of this report. However, full integration will require additional efforts requiring substantial dedication from management. There can be no assurance that the problems associated with the integration identified above will not continue or that the integration on an ongoing basis will proceed smoothly or successfully. Furthermore, even if the operations of the three companies are ultimately successfully integrated, it is anticipated that the integration will continue to be accomplished over time and, in the interim, the combination may continue to have an adverse effect on the business, results of operations and financial condition of VCA.

RAPID EXPANSION AND MANAGEMENT OF GROWTH

     Due to the number and size of acquisitions completed since January 1, 1995, the Company has experienced rapid growth. In 1995, the Company completed 32 acquisitions (25 animal hospitals, six veterinary diagnostic laboratories and the remaining 30 percent interest in Professional Animal Laboratory). In 1996, the Company completed the acquisition of Pet Practice, 22 animal hospitals and six veterinary diagnostic laboratories and entered into a combination with Pets' Rx in a transaction accounted for as a pooling of interests. In 1997, through November 12, 1997, the Company completed the acquisition of 14 animal hospitals and two veterinary diagnostic laboratories. As a result of these acquisitions, the Company's revenues have grown from $51.8 million in 1994 to $107.7 million in 1995, to $182.2 million in 1996 and to unaudited pro forma annualized 1997 revenue of approximately $243.7 million.

     The Company's growth and pace of acquisitions have placed, and will continue to place, a substantial strain on its management, operational, financial and accounting resources. There can be no assurance that the combined business will be able to identify, consummate or integrate acquisitions without substantial delays, costs or other problems. Once integrated, acquisitions may not achieve sales, profitability and asset productivity commensurate with the combined business' other operations. In addition, acquisitions involve several other risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities. The combined business' failure to manage growth effectively would have a material adverse effect on the combined business' results of operations and its ability to execute its business strategy.

INFORMATION SYSTEMS

     The growth experienced by the Company, and specifically the acquisitions of Pet Practice and Pets' Rx, and the corresponding increased need for timely information, have placed significant demands on the Company's existing information systems. The Company is in the process of implementing new information systems to collect and organize data from all of its operations. Once integrated, the Company anticipates that the new systems will result in the automation of certain time-intensive manual procedures, daily access, if desired, to information relating to sales, revenues and other financial and operational data from each animal hospital and veterinary diagnostic laboratory and ultimately in the delivery of financial information to management and preparation of consolidated financial reports, each on a more timely basis. While the Company has begun the process of implementing new systems, the continued development and installation of the systems involves the risk of unanticipated delay and expenses. There can be no assurance that there will be a successful or timely implementation of the new systems or that it will effectively serve the Company's future information requirements.

DEPENDENCE ON ACQUISITIONS FOR FUTURE GROWTH

     The Company's growth strategy is dependent principally on its ability to acquire existing animal hospitals. Successful acquisitions involve a number of factors which are difficult to control, including the identification of potential acquisition candidates, the willingness of the owners to sell on reasonable terms and the satisfactory completion of negotiations. In addition, acquisitions may be subject to pre-merger or post-merger review by governmental authorities for antitrust and other legal compliance. Adverse regulatory action could negatively affect the Company's operations through the assessment of fines or penalties against the Company or the possible requirement of divestiture of one or more of the Company's operations.

     There can be no assurance that the Company will be able to identify and acquire acceptable acquisition candidates on terms favorable to the Company in a timely manner in the future. Assuming the availability of capital, the Company's plans include an aggressive acquisition program involving the acquisition of at least 15 to 25 facilities per year. The Company continues to evaluate acquisitions and negotiate with several potential acquisition candidates. The failure to complete acquisitions and continue expansion could have a material adverse effect on the Company's financial performance. As the combined business proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions described above.

LEVERAGE

     The Company has incurred substantial indebtedness in connection with the acquisition of its animal hospitals and veterinary diagnostic laboratories and through the sale of the $84,385,000 of 5.25% convertible debentures in April 1996. The Company had at September 30, 1997, consolidated long-term obligations (including current portion) of $173.1 million. At September 30, 1997 and December 31, 1996, the Company's ratio of long-term debt (including current portion) to total stockholders' equity was 97.2% and 88.9%, respectively.

RISKS ASSOCIATED WITH INTANGIBLE ASSETS

     A substantial portion of the assets of the Company consists of intangible assets, including goodwill and covenants not to compete relating to the acquisition of animal hospitals and veterinary diagnostic laboratories. At September 30, 1997, the Company's balance sheet reflected $238.8 million of intangible assets of these types, a substantial portion of the Company's $382.6 million in total assets at such date. The Company expects the aggregate amount of goodwill and other intangible assets on its balance sheet to increase in the future in connection with additional acquisitions. This increase will have an adverse impact on earnings as goodwill and other intangible assets will be amortized against earnings. In the event of any sale or liquidation of the Company, there can be no assurance that the value of these intangible assets will be realized.

     In addition, the Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that these intangible assets should be evaluated for possible impairment, they may be required to reduce the carrying value of intangible assets, which could have a material adverse effect on results of operations during the periods in which such reduction is recognized. In accordance with this policy, the Company has recognized a write-down of goodwill and related assets in the amount of $9.5 million as part of its restructuring plan adopted during the third and fourth quarters of 1996. There can be no assurance that the Company will not be required to write-down assets further in future periods.

GUARANTEED PAYMENTS

     In connection with acquisitions in which the purchase price consists, in part, of the Company's common stock (the "Guarantee Shares"), the Company often guarantees (the "Guarantee Right") that the value of such stock (the "Measurement Price") two to three years following the date of the acquisition (the "Guarantee Period") will equal or exceed the value of the stock on the date of acquisition (the "Issue Price"). In the event the Measurement Price does not equal or exceed the Issue Price, the Company typically is obligated either to (i) pay to the seller in cash, notes payable or additional shares of the Company's common stock the difference between the Issue Price and the Measurement Price multiplied by the number of Guarantee Shares then held by the seller, or (ii) purchase the Guarantee Shares then held by the seller. Once the Guarantee Shares are delivered and registered for resale under the Securities Act, which registration the Company covenants to effect generally within nine months of issuance of the Guarantee Shares, the seller's Guarantee Right typically terminates if the Company's common stock trades at 110% to 120% of the Issue Price (the "Release Price") for five to 15 consecutive days, depending on the terms of the specific acquisition at issue. There are 324,728 Guarantee Shares outstanding at November 12, 1997 with Issue Prices ranging from $15.06 to $24.53, with a weighted average of $18.52, that have not met their respective Release Prices for the specified period or have not been delivered due to escrow arrangements. If the value of the Company's common stock decreases and is less than an Issue Price at the end of the respective Guarantee Period for these shares, the Company may be obligated to compensate these sellers.

SEASONALITY AND FLUCTUATING QUARTERLY RESULTS

     A large portion of the business of the Company is seasonal, with operating results varying substantially from quarter to quarter. Historically, the Company's revenues have been greater in the second and third quarters than in the first and fourth quarters. The demand for the Company's veterinary services are significantly higher during warmer months because pets spend a greater amount of time outdoors, where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heartworms and ticks, and the number of daylight hours, as well as general economic conditions. A substantial portion of the Company's costs are fixed and do not vary with the level of demand. Consequently, net income for the second and third quarters at individual animal hospitals generally has been higher than that experienced in the first and fourth quarters.

DEPENDENCE ON KEY MANAGEMENT

     The Company's success will continue to depend to a significant extent on the Company's executive officers and other key management, particularly its Chief Executive Officer, Robert L. Antin. VCA has an employment contract with Mr. Robert Antin, Mr. Arthur Antin, Chief Operating Officer of VCA, and Mr. Neil Tauber, Senior Vice President of VCA, each of which expires in January 2002. VCA has no other written employment agreements with its executive officers. None of VCA's officers are parties to noncompetition covenants which extend beyond the term of their employment with VCA. VCA does not maintain any insurance on the lives of its senior management. As VCA continues to grow, it will continue to hire, appoint or otherwise change senior managers and other key executives. There can be no assurance that VCA will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. In addition, the success of certain of VCA's acquisitions may depend on VCA's ability to retain selling veterinarians of the acquired companies. The loss of services of any key manager or selling veterinarian could have a material adverse effect upon VCA's business.

COMPETITION

     The companion animal health care industry is highly competitive and subject to continual change in the manner in which services are delivered and providers are selected. The Company believes that the primary competitive factors in connection with animal hospitals are convenient location, recommendation of friends, reasonable fees, quality of care and convenient hours. The Company's primary competitors for its animal hospitals in most markets are individual practitioners or small, regional multi-clinic practices. In addition, certain national companies in the pet care industry, including the operators of super-stores, are developing multi-regional networks of animal hospitals in markets which include the Company's animal hospitals. Among veterinary diagnostic laboratories, the Company believes that quality, price and the time required to report results are the major competitive factors. There are many clinical laboratory companies which provide a broad range of laboratory testing services in the same markets serviced by the Company. In addition, several national companies provide on-site diagnostic equipment that allows veterinarians to perform their own laboratory tests.

GOVERNMENT REGULATION

     The laws of many states prohibit veterinarians from splitting fees with non-veterinarians and prohibit business corporations from providing, or holding themselves out as providers of, veterinary medical care. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. While the Company seeks to structure its operations to comply with the corporate practice of veterinary medicine laws of each state in which it operates, there can be no assurance that, given varying and uncertain interpretations of such laws, the Company would be found to be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that the Company is in violation of applicable restrictions on the practice of veterinary medicine in any state in which it operates could have a material adverse effect on the Company if the Company were unable to restructure its operations to comply with the requirements of such states.

ANTI-TAKEOVER EFFECT

     A number of provisions of the Company's Certificate of Incorporation and Bylaws and certain Delaware laws and regulations relating to matters of corporate governance, certain rights of directors and the issuance of preferred stock without stockholder approval, may be deemed to have and may have the effect of making more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when stockholders other than the Company's principal stockholders consider such a transaction to be in their best interest. In addition, H.J. Heinz Company has an option to purchase the Company's interest in the Vet's Choice joint venture upon the occurrence of a change in control (as defined in the joint venture agreement), which may have the same effect. Accordingly, stockholders may be deprived of an opportunity to sell their shares at a substantial premium over the market price of the shares.

IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     Future sales by existing stockholders could adversely affect the prevailing market price of the Company's common stock. As of November 12, 1997, the Company had 20,209,990 shares of common stock outstanding (including 135,500 shares held in treasury), most of which are either freely tradable in the public market without restriction or tradable in accordance with Rule 144 under the Act. There are also 89,096 shares which the Company is obligated to issue in connection with the Pets' Rx and Pet Practice mergers and certain acquisitions; 3,592,676 shares of the Company's common stock issuable upon exercise of outstanding stock options; 35,876 shares issuable upon conversion of convertible notes; and 2,456,623 shares issuable upon conversion of convertible debentures. Shares may also be issued under price guarantees delivered in connection with acquisitions.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Company's common stock could be subject to significant fluctuations caused by variations in quarterly operating results, litigation involving the Company, announcements by the Company or its competitors, general conditions in the companion animal health care industry and other factors. The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. The broad fluctuations may adversely affect the market price of the Company's common stock.

ALLEGED MISSTATEMENTS REGARDING THE COMPANY'S OPERATIONS AND PROSPECTS

     The Company and certain of its current and former officers and directors have been named as defendants in two purported class action lawsuits filed in Los Angeles Superior Court (MARILYN J. THOMPSON, ET AL.
V. VETERINARY CENTERS OF AMERICA, INC., ET AL., filed April 1, 1997, and John Martin v. Veterinary Centers of America, Inc., et al., filed August 8,
1997), and a purported class action lawsuit filed on June 9, 1997, in the United States District court for the Central District of California, entitled MARILYN J. THOMPSON, ET AL. V. VETERINARY CENTERS OF AMERICA,
INC., ET AL. (collectively, the "Class Actions").   The Class Actions have
been filed on behalf of individuals claiming to have purchased common stock of the Company during the time period from February 15, 1996 through November 14, 1996, and the plaintiffs seek unspecified damages arising from alleged misstatements regarding the Company's animal hospitals, diagnostic laboratories, pet food operations and success in integrating certain acquisitions.

     Since discovery has only recently commenced in the Class Actions, the Company is unable to assess the likelihood of an adverse result. There can be no assurances as to the outcome of the Class Actions. The inability of the Company to resolve the claims that are the basis for the lawsuits or to prevail in any related litigation could result in the Company being required to pay substantial monetary damages for which the Company may not be adequately insured, which could have a material adverse effect on the Company's business, financial position and results of operations. In any event, the Company's defense of the Class Actions may result in substantial costs to the Company, as well as significant dedication of management resources, as the Company intends to vigorously defend the lawsuits.

     Certain of the Company's current and former directors and officers were named as defendants in a lawsuit filed on September 26, 1997, in the Superior Court of California for the County of Los Angeles, entitled KENT
E. MASON IRA SEP V. ROBERT L. ANTIN, ET AL. (the "Derivative Action"). In the Derivative Action, the plaintiff has alleged that the officer and director defendants breached various duties owed to the Company, and seeks unspecified damages on the Company's behalf. The Company may owe indemnity obligations to the defendants named in the Derivative Action. None of the defendants has been served with the complaint.


                              USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the securities offered by the Selling Stockholders hereunder.


               SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     The Texas Shares were issued by the Company on October 30, 1996 in private placement transactions pursuant to Regulation D under the Securities Act. The Pets' Rx Shares consist of shares of Common Stock underlying the convertible securities assumed by VCA pursuant to the Merger Agreement with Pets' Rx. The following table sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Stockholders as of December 2, 1997, and as adjusted to reflect the sale of 192,580 shares by the Selling Stockholders. Prior to October 30, 1996, the Texas Selling Stockholders (as indicated in the following table) had never held any position or office with or been employed by the Company or any of its affiliates. Since October 30, 1996, the Texas Selling Stockholders have been employed by a professional corporation which is a party to a Management Agreement with a limited partnership with which the Company is affiliated. Prior to June 19, 1996, the Pets' Rx Selling Stockholders (as indicated in the following table) had never held any position or office with or been employed by the Company or any of its affiliates. Since June 19, 1996, certain Pets' Rx Selling Stockholders (as indicated in the following table) have been full-time employees of the Company. The Selling Stockholders have the sole voting and investment power with respect to the shares owned, subject to applicable community property laws.




                                                                           Common Stock Owned After
                              Common Stock Owned Prior to the Offering(1)    the Offering (1)(2)
                              -------------------------------------------  ------------------------
                              Number of      Percent       Number of       Number of     Percent
                               Shares       of Class    Shares to be Sold    Shares      of Class
                              ---------     --------    -----------------  ----------    --------
Mike L. Andrews (3)            29,684           *            29,684            0             *
539 Tripp Road
Sunnyvale, Texas 75182

Rocky McKelvey (3)             29,685           *            29,685            0             *
2555 Beltline Road
Sunnyvale, Texas 75182

David B. Goodnight (3)         16,492           *            16,492            0             *
3205 Greenbrier Drive
Dallas, Texas 75225

Page 9

Richard Watson (4)(5)          20,423           *            20,423            0             *
6992 Burnside Drive
San Jose, CA 95120

John Hunter (4)                 1,385           *             1,385            0             *
100 Kennedy Avenue, #8
San Antonio, TX 78209

Mega Life & Health              1,519           *             1,519            0             *
Insurance Co. (4)
c/o Pat McLaughlin
Emerald Capital
100 Chetwind Drive
Suite 202
Rosemont, PA 19010

William D. Benjes (4)            898            *              898             0             *
Stratfield Management, Inc.
40 Broad Street, Suite 825
Boston, MA 02109

Midwest Nat'l Life               323            *              323             0             *
Insurance Co. (4)
c/o Pat McLaughlin
Emerald Capital
100 Chetwind Drive, Suite 202
Rosemont, PA 19010

Everest Capital Fund LP (4)      449            *              449             0             *
c/o Marko Dimitrijevic
20 Parliament Street
Corner House
Box HM2458
Hamilton, Bermuda HMJX

Robert B. & Carolee Luthi (4)   8,297           *             8,297            0             *
7182 Brooktree Lane
San Jose, Ca 95120

George Couponas (4)             9,087           *             9,087            0             *
35 Singletree Road
Chestnut Hill, MA 02167

William T. and                   90             *              90              0             *
Diane S. Murphy (4)
41 Great Hill Farms Road
Bedford, NY 10506

Gateway Advisors/               5,726           *             5,726            0             *
Cross Capital
Profit Sharing Plan (4)
c/o Robert M. Wallace
15305 Top of the Hill Court
Los Gatos, CA 95030

Marko Dimitrijevic (4)           187            *              187             0             *
20 Parliament Street
Corner House
Box HM2458
Hamilton, Bermuda HMJX

Joseph A. Pellegrini (4)         13             *              13              0             *
Robertson Stephens & Co.
555 California Street
San Francisco, CA 94104

Page 10

Carl Renda (4)                  2,079           *             2,079            0             *
320 Central Park West, #2A
New York, NY 10025

Delaware Charter/Cust. for       97             *              97              0             *
Mildred Hanstein IRA (4)
1484 Dry Creek Road
San Jose, CA 95118

Maxine E. Wallace (4)            39             *              39              0             *
3394 Beacon Lane
San Jose, CA 95125

Laurence & Dorthea Berger(4)    1,668           *             1,668            0             *
333 West End Avenue, #15B
New York, NY 10023

Charles B. Runnels (4)           30             *              30              0             *
556 Catalonia Avenue
Pacific Palisades, CA 90272

Arthur & Leta Amon (4)           65             *              65              0             *
104 Dana Highland Ct.
Danville, CA 94506

Kenneth and Julie Moelis         65             *              65              0             *
TTEE Moelis Family Trust (4)
624 N. Alpine Drive
Beverly Hills, CA 90210

Anna Ruth Frost Trust U/A        65             *              65              0             *
4/18/85 FBO Frost Family
Trust B (4)
2365 N. Iris Lane
Esconchida, CA 92026

Joseph & Janice Gali (4)         31             *              31              0             *
57 Alpine Avenue
Los Gatos, CA 95032

Valley Christian Schools (4)     28             *              28              0             *
1570 Branham Lane
San Jose, CA 95118

William Stinson (4)              28             *              28              0             *
915 Dry Creek Drive
Campbell, CA 95008

William and Judith Benak (4)     25             *              25              0             *
3 Biltmore Lane
Menlo Park, CA 94025

M. Roger Leach TTEE              17             *              17              0             *
Roger Leach Living Trust (4)
38254 S. Samaniego Drive
Tucson, AZ 85739

Everest Capital International    13             *              13              0             *
LTD (4)
c/o Marko Dimitrijevic
20 Parliament Street
Corner House
Box HM2458
Hamilton, Bermuda HMJX

Page 11

Barry Watson (4)(5)             9,479           *             9,479            0             *
1032 Kensington
Roseville, CA 95661

Richard Groberg (4)             9,048           *             9,048            0             *
15 Helaine Court
Orangeburg, NY 10962

Barry Matthews (4)              7,540           *             7,540            0             *
6003 Afton Court
San Jose, CA 95123

Scott Anderson (4)              2,585           *             2,585            0             *
5618 Yerba Buena Road
Santa Rosa, CA 95400

Mary Sullivan (4)                172            *              172             0             *
17535 Bear Creek Road
Boulder Creek, CA 95006

Patty Gatto (4)                  172            *              172             0             *
738 N. 18th Street
San Jose, CA 95712

Barbara Mollusky (4)             129            *              129             0             *
737 N. 18th Street
San Jose, CA 95112

Susan Giles (4)                  86             *              86              0             *
1483 Pompey Drive
San Jose, CA 95128

Gateway Trust FBO               3,949           *             3,949            0             *
Designers (4)
c/o Robert M. Wallace
15305 Top of the Hill Court
Los Gatos, CA 95030

John Dunning (4)                3,590           *             3,590            0             *
Zycon
435 El Camino Real
Santa Clara, CA 95050

Rondalyn Hagar Trust (4)        1,858           *             1,858            0             *
149 Lake Lane
Fountain Home, AR 72653

Harry F. and Mary E.            8,617           *             8,617            0             *
Blanchard, TTEE (4)
22780 East Cliff Drive
Santa Cruz, CA 95062

Vets & Pets (4)                 5,170           *             5,170            0             *
c/o Roark Freeman
41381 Vargas Road
Fremont, CA 94539

Thomas D. and Kay L. Hossner    1,605           *             1,605            0             *
(4)
14200 Edgehill Lane
Auburn, CA 95603

Nellis Animal Hospital,          862            *              862             0             *
David E. Moser, D.V.M., Ltd.(4)
1540 Pony Ranch Circle
Henderson, NV 89014

Page 12

J. David Reed (4)              1,723           *             1,723            0             *
20120 Mendelson
Saratoga, CA 95070

John Wallace (4)                7,487           *             7,487           0             *
5590 West Spring Mountain Road
Las Vegas, NV 89102

_________________________
* Less than one percent.


(1)  Assumes no purchase of additional shares of the Company's Common
     Stock.
(2) Assumes that all of the Texas Shares will be sold in the offering and all of the convertible securities have been exercised and the underlying Pets' Rx Shares will be sold in the offering.
(3)  Texas Selling Stockholder.
(4)  Pets' Rx Selling Stockholder.
(5)  Full-time employee of the Company.



     The Selling Stockholders may sell all or a portion of the shares of Common Stock offered hereby from time to time in brokerage transactions in the over-the-counter market at prices and terms prevailing at the times of such sales. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may individually pay customary brokerage commissions and expenses. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under such Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable"cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will need to comply with applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders. Regulation M contains certain limitations and prohibitions and is intended to prevent issuers and selling security holders and other participants in a distribution of securities from conditioning the market through manipulative or deceptive devices to facilitate the distribution.

                               LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.

                                  EXPERTS

     The audited consolidated financial statements of VCA incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of the Pet Practice and Professional Veterinary Hospitals of America incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The Company has agreed to indemnify Price Waterhouse LLP for legal costs and expenses that Price Waterhouse LLP might incur in successfully defending itself in litigation resulting from the incorporation by reference of its report in the registration statement of which this prospectus forms a part. In the event Price Waterhouse LLP enters into a settlement agreement with any such litigation, the settlement agreement shall not constitute a "successful defense" of such litigation. Such indemnification, however, shall be null and void should Price Waterhouse LLP be found by a court to be liable for professional malpractice.

PART II.       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering are as follows:

                                                                   Amount
                                                                 ---------
     Registration Fee Under Securities Act of 1933               $    704

     NASD Filing Fee                                             $    *

     Blue Sky Fees and Expenses                                  $    *

     Printing and Engraving Certificates                         $    *

     Legal Fees and Expenses                                     $  2,000

     Accounting Fees and Expense                                 $  5,000

     Registrar and Transfer Agent Fees                           $    *

     Miscellaneous Expenses                                      $    *
                                                                 ---------
          TOTAL                                                  $  7,704
                                                                  ========

_________________

* Not applicable or none.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Nine of the Company's Certificate of Incorporation and Article Five of its Bylaws provide for the indemnification by the Company of each director, officer and employee of the Company to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or may hereafter be amended. Additionally, Article Nine of the Company's Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that the Company may indemnify an officer or director who is made a party to a "proceeding" (including a law suit or derivative action) because of his position, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and may advance expenses incurred in defending any proceeding in certain cases. If the director or officer is successful on the merits or otherwise, he must be indemnified against all expenses actually and reasonably incurred. If the officer or director is adjudged liable, indemnity can be made only by court order.

     The Company has also entered into an indemnity agreement (the "Indemnity Agreement") with its directors which provides for mandatory indemnity of an officer or director made party to a "proceeding" by reason of the fact that he or she is or was a director of the Company, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The Indemnity Agreement also obligates the Company to advance expenses to a director provided that he or she is not entitled to partial indemnification. Directors are also entitled to partial indemnification, and indemnification for expenses incurred as a result of acting at the request of the Company as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the above statutory provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS.

     See the Exhibit Index of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 3, 1997.

                                     VETERINARY CENTERS OF AMERICA, INC.
                                     (Registrant)


                                     By:      /s/ Tomas W. Fuller
                                          --------------------------------
                                          Tomas W. Fuller
                                          Vice President,
                                          Chief Financial Officer,
                                          and Assistant Secretary


                             POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Antin and Tomas W. Fuller or any one of them, his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.


        Signature                       Title                            Date
        ---------                       -----                            ----

   /s/ Robert L. Antin       President, Chief Executive Officer and      December 3, 1997
---------------------------  Chairman of the Board (Principal
     Robert L. Antin         Executive Officer and Director)


   /s/ Arthur J. Antin       Senior Vice President, Chief Operating      December 3, 1997
---------------------------  Officer, Secretary and Director
     Arthur J. Antin

     /s/ Neil Tauber         Senior Vice President, Treasurer and        December 3, 1997
---------------------------  Director
     Neil Tauber

Page 16



    /s/ Tomas W. Fuller      Vice President, Chief Financial Officer     December 3, 1997
---------------------------  and Assistant Secretary
     Tomas W. Fuller         (Principal Accounting Officer)



---------------------------  Director                                    December _, 1997
     John Heil


     /s/ John Chickering
---------------------------  Director                                    December 3, 1997
     John Chickering



---------------------------  Director                                    December 3, 1997
     Richard Gillespie


                               EXHIBIT INDEX


No.  Item                                                            Page
---  ----                                                            ----

 5.1      Opinion of Troop Meisinger Steuber & Pasich, LLP

23.1      Consent of Arthur Andersen LLP

23.2      Consent of Price Waterhouse LLP

23.3 Consent of Troop Meisinger Steuber & Pasich, LLP (included as part of Exhibit 5.1)